EXHIBIT 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2008 Fourth-Quarter and Year-End Financial Results

• Record Fourth-Quarter and Year-End Sales

• 2008 Net Income Before Litigation Expense Up 61.1 Percent

• Company Announces 45 New Products at Global Pet Show

FAIRPORT HARBOR, OHIO—February 11, 2009—OurPet’s Company (OTC BB:OPCO), a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for its fourth quarter and year ended December 31, 2008.

Revenues for the 2008 fourth quarter increased 15.7 percent to $3,161,243 from $2,731,273 for the same period a year ago. Gross margin, as a percent of sales for the 2008 fourth quarter, increased 0.8 percentage points to 26.8 percent from 26.0 percent in the 2007 fourth quarter. Income before litigation expense for the 2008 fourth quarter increased to $115,340, compared to $53,425 for the 2007 fourth quarter. Net income for the 2008 fourth quarter was $50,698, compared to a net loss of ($103,883) for the same period in 2007. Litigation expenses for the 2008 and 2007 fourth quarters were $64,642 and $157,308, respectively. Earnings, before interest, taxes, depreciation and amortization (EBITDA), for the 2008 fourth quarter, increased to $223,751, compared to $69,699 for the 2007 fourth quarter.

Revenues for 2008 increased 17.5 percent to $12,410,135 from $10,561,204 last year. For 2008, gross margin, as a percentage of sales increased 1.5 percentage points to 28.2 percent, compared to 26.7 percent for 2007. Income before litigation expenses for 2008 increased 61.1 percent to $594,785, compared to $369,267 for 2007. Net loss for 2008 was ($1,728,198), compared to net income of $186,886 for the same period in 2007. Litigation expenses for 2008 and 2007 were $2,322,983 and $182,381, respectively. EBITDA for 2008 decreased to ($1,054,486), compared to $827,935 for 2007.

Dr. Steven Tsengas, President and CEO, stated, “I am encouraged by our 2008 financial and operating results given the difficulties we faced throughout the year, as a result of the SmartScoop® www.smartscoop.com litigation, higher raw material costs, inventory reductions by our customers and the downturn in the economy. The growth we experienced in sales and gross margins is a result of our dedicated employees, successful operating strategies, the innovation of our products, and growing consumer acceptance of our brands. For 2008, we added 125 new accounts, the most in the Company’s history – further enhancing our distribution.

“The positive decision by the International Trade Commission (“ITC”) in December 2008 vindicated the authenticity and innovation of OurPet’s SmartScoop Self-Cleaning Litter Box. We have submitted an appeal on the ITC’s decision that one of the eight patent claims in question did infringe on the Applica Incorporated patent and expect a decision by April 2009. Along with the appeal, we have proactively made a simple engineering change that eliminates the alleged patent claim infringement. As a result of the positive decision by the ITC, we have filed a counterclaim against Applica and we are seeking (among other items) damages for the legal fees associated with defending against Applica’s lawsuits. For 2009, we are hopeful that our legal expenses will be significantly reduced, compared to 2008 levels.

“We are cautiously optimistic as we enter 2009 despite changing consumer preferences, poor retail conditions, and economic uncertainty. We will be attending the Global Pet Expo (“Global”), which will take place February 12-14 in Orlando, Florida. At Global, we will be introducing 45 new SKUs bringing OurPet’s total number of SKUs to over 400, compared to about 360 a year ago.

“Most importantly, we will be introducing our new Flappy® www.flappydogtoys.com brand of dog toys, which will be on store shelves on May 1, 2009. We currently have a significant volume of firm orders for our Flappy products and are optimistic this brand will contribute meaningfully to 2009’s sales and earnings. In addition, we are relaunching our elevated dog feeders with new designs, brands, packaging and colors. This is the first time our elevated dog feeders have been updated since they were launched. We were very successful in 2008 with the relaunch and rebranding of our Play-N-Squeak® www.playnsqueak.com brand and we will be launching 15 new Play-N-Squeak toys at Global.”

Dr. Tsengas concluded, “I am very pleased with the hard work, dedication, and innovation of OurPet’s employees, who have continually risen to the challenges we have faced and will continue to face in these difficult and uncertain economic times. We have developed a leading pet product company that is well positioned to grow and I am very optimistic about the future of the Company.”

About OurPet’s Company

OurPet's designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET'S COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2008	2007	2008	2007
Net revenue	$12,410,135	$10,561,204	$3,161,243	$2,731,273
Cost of goods sold	8,911,274	7,743,553	2,312,556	2,020,604

Gross profit on sales	3,498,861	2,817,651	848,687	710,669
Selling, general and administrative expenses	(2,712,303)	(2,283,585)	(685,474)	(614,128)
Litigation expense	(2,322,983)	(182,381)	(64,642)	(157,308)

Income (loss) from operations	(1,536,425)	351,685	98,571	(60,767)
Other income and expense—net	1,577	4,941	765	2,871
Interest expense	(193,350)	(169,740)	(48,638)	(45,987)

Net income (loss)	$(1,728,196)	$186,886	$50,698	$(103,883)

Basic and diluted earnings per common share after dividend requirements for Preferred Stock:
Net income	$(0.12)	$0.01	$—	$—

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,257,050	17,680,760	15,371,621	17,234,190

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Cash and equivalents	$363,573	$28,843
Receivables, net	1,420,884	1,239,410
Inventories	3,303,617	3,395,512
Prepaid expenses	73,995	91,069

Total current assets	5,162,069	4,754,834
Property and equipment, net	2,076,550	2,309,529
Other	339,367	337,967

Total assets	$7,577,986	$7,402,330

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings and current maturities of long-term debt	$2,044,581	$2,032,857
Accounts payable	1,629,646	1,170,225
Accrued expenses	290,732	122,813

Total current liabilities	3,964,959	3,325,895
Long-term debt	1,474,036	250,655
Stockholders’ Equity	2,138,991	3,825,780

Total liabilities and stockholders’ equity	$7,577,986	$7,402,330